EXHIBIT 5.1



                           DAVEL COMMUNICATIONS, INC.
                              10120 Windhorst Road
                              Tampa, Florida 33619



                                December 22, 2000



Davel Communications, Inc.
10120 Windhorst Road
Tampa, Florida 33619

Ladies and Gentlemen:

      I am Senior Vice President of Regulatory and External Affairs, General Counsel and Corporate Secretary of Davel Communications, Inc. (the "Company") and have advised the Company in connection with the registration by the Company under the Securities Act of 1933 on a Form S-8 Registration Statement (the "Registration Statement") of 1,000,000 shares (the "Registered Shares") which may be sold by the Company pursuant to the Davel Communications, Inc. 2000 Long-Term Equity Incentive Plan (the "Plan").

      Subject to the limitations stated in this letter, it is my opinion that Registered Shares delivered by the Company upon exercise of any option duly authorized and granted under the Plan will, upon the delivery and receipt by the Company of all consideration owed to the Company under the terms of that option and the Plan (which shall in no event be less than the par value per Registered Share), be validly issued, fully paid and nonassessable.

      I have relied upon an assurance from the Company's transfer agent and registrar that the number of shares which the Company is authorized to issue in its Certificate of Incorporation exceeds the number of shares outstanding and the number of shares which the Company is obligated to issue (or had otherwise reserved for issuance) for any purposes other than issuance in connection with options granted under the Plan by at least the number of shares which may be issued in connection with the Plan and I have assumed that such condition will remain true at all future times relevant to this opinion. I have assumed that the Company will cause certificates representing Registered Shares issued in the future to be properly executed and delivered and will take all other actions appropriate for the issuance of such shares. I have also assumed for purposes of this opinion that, if the Company shall utilize for purposes of any options granted under the Plan any shares reacquired by the Company after initial issuance, such shares were whenever previously issued or delivered by the Company duly
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authorized, validly issued, fully paid and nonassessable. My opinion does not cover any law other than the Delaware General Corporation Law.

      I consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                               Sincerely,

                               /s/ Bruce W. Renard

                               Bruce W. Renard